                                                                   EXHIBIT 10.50

                          AMUSEMENT VENDING AGREEMENT



         This Amusement Vending Agreement (the "Agreement") is made and executed to be effective as of July 1, 2000 between DENNY'S, INC. (hereinafter known as "Denny's" or "Company"), a California corporation and AMERICAN COIN MERCHANDISING, INC. ("ACMI"), a Delaware corporation.

         Company and ACMI shall be and at all times remain independent contractors and nothing contained herein shall be construed to create any other legal relationship between the parties. Neither party shall be deemed the partner, agent, employee, or legal representative of the other party, nor shall it have authority to make legal commitments or bind the other party for any purpose.

         For and in consideration of the mutual covenants and agreements of the parties hereto, the parties agree as follows:

1.       GRANT OF LICENSE TO ACMI.

               (a) Company hereby grants to ACMI the exclusive right, as the sole amusement vending device provider, to install, manage, operate and service skill cranes and jukeboxes (hereinafter referred to as "Equipment") at all Denny's Company stores. Company further agrees that ACMI will be given the opportunity to bid on any contracts to install, manage, operate and service any other amusement vending devices that are offered by ACMI and that are installed as a Company program in a substantial number of Company stores.

               (b) Company also hereby designates ACMI as an approved vendor to provide Equipment to Company franchisees. This Agreement applies only to Denny's Company stores, and ACMI acknowledges that Company has no obligations with respect to its franchisees, who are independent business operators.

               (c) ACMI shall utilize Equipment approved by Company in its reasonable discretion for purposes of fulfilling this Agreement. Company agrees to provide adequate space in the lobby at their locations for the placement and operation of said Equipment, as mutually agreed upon, and to further provide electrical service (110v) within four feet of the Equipment. If space or electrical service is not readily available for placement of the Equipment, Company will advise ACMI what modifications Company will permit to be made, if any, to accommodate the Equipment. ACMI shall advise the Company of the cost and scope of work required to install various sizes of skill crane machine. Company will then advise ACMI of the amount Company will contribute to any particular installation. ACMI shall decide in its sole discretion whether to pay all costs of the modifications, and if it agrees, the parties shall decide the time and manner of the work. Neither party is obligated to pay any such costs until it agrees to do so as provided above.

               (d) In the event that any new Company store is opened by Denny's after the effective date of this Agreement, then each such new Company store shall be covered by and subject to the terms and conditions of this Agreement. Company shall give ACMI 30 days advance notice of the opening of any Company store which occurs after the effective date.

2.       DUTIES OF ACMI.

         (a) Equipment. Pursuant to the provisions of this Agreement, ACMI will install, service, and maintain Equipment at high standards of quality and sanitation and will keep Equipment adequately serviced and supplied. Upon initial installation, all skill cranes will be new with the Denny's logo. Each skill crane shall be equipped with an L.E.D. displaying the credit and time, a four-way joystick, dollar bill acceptors, and shall conform to all state and local requirements. The skill cranes will be either 30", 36", 42", or 60" in width with exterior materials matching the restaurant interiors. All equipment will be UL listed.

         (b) Toy Merchandise/Service. ACMI will supply and service the Equipment in the following manner:

                  (i) All skill cranes will be serviced one day per $[ ] of gross metered sales, with a three-day per week minimum and service should include at least one weekend day. Service consists of remerchandising the Equipment, cleaning the Equipment, and ensuring all components are in working order, and providing repairs and replacement parts as needed.

                  (ii) Skill cranes will be stocked with a variety of toys, based upon seasons. ACMI will have a minimum of [ ] theme promotions to include [ ].

                  (iii) Only toys that can be picked up and/or otherwise retrieved by the skill crane claw and which fit through the prize chute will be stocked.

                  (iv) No money will be wrapped around plush toys.

                  (v) Toys will not be intentionally "packed" into machines, but will be fluffed when serviced.

                  (vi) No plush trade-in or trade-up programs will be permitted.

                  (vii) Only toys which are safe for children shall be used.

         (c) Inspection and Audit of Records. At all times during the term of this Agreement, Company shall have the right to inspect and audit the books and financial records of ACMI relating to this Agreement, for compliance with the reporting and payment requirements hereof, upon written notice to ACMI given not less than five (5) business days prior to commencement of the audit. ACMI and its management and accounting personnel shall cooperate fully with Company and provide all records reasonably required for performance of the audit. In the event that Company audit reveals a discrepancy in the amount of compensation due to Company hereunder, ACMI shall promptly pay the full amount of the discrepancy to Company upon written request with simple interest calculated at the rate of 12% per annum from the last date the payment was due. If the amount of the discrepancy and payment exceeds 1% of the amount otherwise due for any period examined as part of the audit (not to be less than a 30-day audit period) or if the Company compensation cannot be verified due to insufficiency or inadequacy of ACMI's records, then ACMI shall also reimburse Company for the costs of the audit, including travel expenses and payroll costs for Company audit personnel.

3.       DUTIES OF COMPANY.

         (a) Letters of Introduction. Company corporate personnel shall distribute introductory packages to all of their Company locations. Included in these packages will be a letter of introduction that states ACMI is the exclusive Equipment provider for Company locations. Said packages will include pictures of the ACMI skill crane and any other materials ACMI and Company deem appropriate. ACMI shall provide the materials that are attached to such letters.

         (b) Invitations to Meetings. ACMI will receive an invitation to participate in any meeting which is controlled by the Company to which vendors are invited. Denny's Franchise Association meetings are not controlled by the Company.

         (c) Field Support. Company corporate and field personnel shall take all reasonable steps to help facilitate the cooperation of Company field personnel regarding the implementation of this Agreement.

         (d) Skill Crane Roll-out Completion Date. ACMI hereby commits to install skill cranes in Company stores as rapidly as is commercially possible commencing July 1, 2000. The parties shall prepare a roll-out schedule for Company stores, and Company will use its best efforts to make such stores available to ACMI on the dates set forth in such schedule. ACMI shall complete the installation of skill cranes in Company store locations by October 31, 2000. ACMI shall have the right prior to 10 business days before expiration of the roll-out completion date to place Company on notice that ACMI has been prevented from completing its installation of skill cranes in Company store locations because of acts or omissions of the Company. In the event of such notice, the parties shall meet and confer. During this meet and confer conference, ACMI will identify the acts and omissions of the Company which have delayed or prevented the installation of skill cranes in Company stores in a timely manner as required above and disclosed to Company the number of additional days, if any, which ACMI reasonably believes will be required in order to complete installation. ACMI and Company will then agree upon the number of additional days, if any, by which the roll-out completion date shall be extended. If ACMI fails to complete the installation in any Company store by October 31, 2000 for any reason besides acts or omissions of the Company as communicated above, then ACMI shall pay Company for each uninstalled location from November 1 until the date of installation for each machine: (i) a placement fee as provided in
Section 5(e), and (ii) a monthly commission equal to the average commission paid for that month on all installed locations.

         (e) Gaming/Gambling Licenses. Should governing agency determine that a gaming or gambling license must be procured to allow the operation of ACMI's equipment, ACMI agrees to apply for and actually obtain at its own expense any such licenses in a reasonable time period.

4.       ASSIGNMENT AND SUBCONTRACTS.

         (a) Neither ACMI nor Company may assign or transfer any right or obligation contained within this Agreement, or any part thereof, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         (b) ACMI shall have the right to enter into agreements with its franchisees to provide the services to be performed under this Agreement; provided, however, that such agreements shall be the sole obligation of ACMI and said franchisees shall have no direct rights against Company and provided further, that ACMI shall be directly responsible to Company for the fulfillment of the obligations of ACMI under this Agreement.

5.       FINANCIAL ARRANGEMENTS AND REPORTING.

         (a) Receipts and Commissions. All documentation generated by ACMI's operations at Company stores will be retained by ACMI during the term of this Agreement and for a period of 12 months thereafter. Each Company store shall receive once a week a receipt that records the machine's internal play counter. The manager on duty will be asked to verify that the receipt matches the play counter.

         (b) Payment to Company. In consideration of the Company's agreement to retain ACMI as the exclusive skill crane provider at Company locations, ACMI agrees to pay Company a commission calculated as a percentage of net sales generated by skill cranes located at Company stores.

                  (i) Net sales are defined as gross metered sales less refunds and test plays, sales and use taxes, and any amounts not received by ACMI because of theft. Net sales shall be calculated on a machine-by-machine basis as a weekly average during each reporting and payment period.

                  (ii) A commission of [ ]% shall be payable on net sales up to $150 per week, plus

                  (iii) A commission of [ ]% shall be payable on net sales between $150 - $250 per week, plus

                  (iv) A commission of [ ]% shall be payable on net sales in excess of $250 per week.

                  (v) ACMI guarantees that the skill cranes placed in Company stores will generate a [ ]% increase in net sales per guest for the first 12 months of ACMI operations. Such 12-month period shall commence on the later of November 1, 2000 or the installation of ACMI skill cranes in all Company locations and will be compared with the net sales per guest for skill cranes placed by the Company's current vendor for the 12-month period ending October 31, 2000. Any additional commissions due based on this guarantee shall be computed at a percentage consistent with the average per store net sales as described above.

         (c) Accounting. ACMI's payment of commissions will be made to Company within 20 days following the close of each monthly accounting period for sales within that period. All amounts not paid within 30 days following the close of each monthly accounting period shall be paid with simple interest calculated at the rate of 12% per annum. ACMI will submit to Company a store report and commission payment schedule for all collections received by ACMI during the reporting period showing the gross metered sales, net sales, and the commission paid for each location.

         (d) Taxes, Licenses and Permits. ACMI or its franchisees will collect and pay all federal, state and local taxes (including personal property tax ) which may be assessed against ACMI's or its franchisees' equipment or operations.

         (e) Placement Fees. ACMI agrees to pay Company a quarterly placement fee of $[ ] per Company location in which skill cranes are placed. On September 30, December 31, March 31 and June 30 of each year of this Agreement, the total number of Company locations during such quarter shall be determined, and ACMI shall pay a prorated portion of such placement fee for the portion of such quarter (determined on a weekly basis) during which ACMI skill cranes were placed in each location. All placement fees shall be paid within thirty days after the end of the quarter. These fees are additional consideration for the exclusive gross metered sales volume generated by Company operated stores.

         (f) Reporting. Within 20 days following the close of each monthly accounting period, ACMI shall submit to the Company an equipment installation/removal report. On a quarterly basis, ACMI will send an exception report which identifies those locations that have increased or decreased by greater than 20% in commissions versus the previous reporting period. ACMI will provide a bi-annual equipment aging report.

6.       JUKEBOX OPERATIONS.

         (a) Commissions. ACMI shall also provide Company approved jukeboxes at all locations approved by Company and operate such Equipment according to Company's operating standards. Commissions of [ ]% shall be payable on average net sales in excess of $[ ] per day, determined on an aggregate basis for all jukeboxes operated by ACMI. The accounting for jukebox operations in Company locations shall be made on the same basis as skill cranes per paragraph 5(c). All jukeboxes currently operated by ACMI for the Company shall be covered by this Agreement with the same expiration date. Each Company store shall receive once a week a receipt that records the machine's internal play counter. The manager on duty will be asked to verify that the receipt matches the play counter.

         (b) Purchase of Existing Equipment. As a material condition to obtaining the rights under this Agreement, ACMI shall satisfy at its sole expense all obligations of Company with respect to Wurlitzer jukeboxes in Company's restaurants which were installed by or for Mission Crane Service, Inc. and its successors. Company has provided ACMI with a copy of all applicable agreements and a list of locations and represents that all such equipment is in place in Company stores, but ACMI is solely responsible for determining the terms applicable to and the scope of the Company's obligations with respect to such equipment.

         (c) Placement Fee. ACMI shall pay Company a one-time jukebox placement fee of $[ ] for each Wurlitzer jukebox in service on June 30, 2001. Such placement fee shall be paid on or before July 31, 2001.

7.       COMMENCEMENT.

         The Agreement between ACMI and Company shall commence on July 1, 2000, and shall continue for the initial term of four (4) years, to and including June 30, 2004, under the conditions set forth herein.

         In addition to other rights of termination, Company may terminate service and this Agreement with respect to any particular locations which it sells or closes from time to time. Company shall use its best efforts to provide ACMI with reasonable advance notice of the effective date. Company shall have no further liability to ACMI with respect to the locations which are sold or closed. ACMI may provide service to the new owner under a separate agreement.

8.       DEFAULT AND TERMINATION.

         The occurrence of any one or combination of the following events shall be deemed to constitute a default of this Agreement:

         (a) The failure of ACMI to submit a store report and commission payment schedule and the related payment of commissions to the Company within 30 days of the end of each monthly accounting period during the term hereof;

         (b) Breach, default, or other failure to perform, conform or comply with any duty, obligation or liability set forth herein by any party hereto, which is not cured to the reasonable satisfaction of the non-breaching party within 30 days after notice of default, or if the breach or default cannot be cured within a 30-day period, in such additional period of time as may be reasonably necessary to cure the default, based upon the nature of the default;

         (c) Cessation of business by either party;

         (d) Any assignment for the benefit of ACMI creditors or Company creditors;

         (e) Bankruptcy, dissolution or other interruption in or cessation of business by Company or ACMI.

         Upon the occurrence of default as defined in paragraph 8(a) through (e) above, the non-defaulting party shall be entitled to terminate this Agreement after written notice to the defaulting party and pursue any other legal remedy under applicable law, including an action for damages or injunctive relief, as may be appropriate to the circumstances. Termination may be at selected locations where the breach occurred.

9.       INSURANCE.

         ACMI agrees to provide workman's compensation insurance for its employees and ensure that its franchisees provide workman's compensation insurance, where applicable, as well as have a comprehensive general liability insurance policy (including products liability) in an amount not less than a combined single limit for bodily injury and property damage of $1,000,000 and auto liability coverage for all owned, non-owned, leased and hired vehicles. ACMI shall provide Company with a Certificate of Insurance evidencing these coverages and identifying the "Certificate Holder" as Denny's, Inc., its subsidiaries, successors and assigns, ATIMA 203 East Main Street, Spartanburg, SC 29319. Company acknowledges that it is a named insured under primary and excess liability insurance policies providing a limit of liability of at least $1,000,000 applicable to each claim arising out of bodily injury, property damage, personal injury and advertising injury claims.

10.      ACKNOWLEDGMENT OF EQUIPMENT.

         Company acknowledges that ACMI and/or its franchisees will place Equipment in Company's locations for the mutual benefit of Company, ACMI and ACMI's franchisees. Company acknowledges that the Equipment placed in their locations are the sole property of ACMI and/or franchisees and that Company waives any and all rights to ownership or claims on said Equipment. Company further agrees not to encumber, lien, confiscate, convert, move, or transport said Equipment without the prior written consent of ACMI. Company acknowledges that said Equipment is not an asset nor is it owned, in whole or in part, by Company.

11.      VANDALISM, THEFT AND FORCIBLE ENTRY.

         Company will use reasonable precautions against robbery, pilferage, damage, theft, or destruction of Equipment placed at Company locations by ACMI or its franchisees. A police report must be filed within 72 hours following any occurrence of vandalism, theft, or forcible entry. All losses from Equipment vandalism or damage, theft from coin or cash boxes (other than the loss borne by the Company from not receiving any commissions on such stolen cash), and/or stolen merchandise from the Equipment shall be borne by ACMI unless the vandalism/theft is by a Company employee, in which event the Company shall be solely responsible for such damage and/or all losses therefrom. ACMI may elect to discontinue service at any location where damage has occurred, and thereafter such location shall no longer be subject to this Agreement.

12.      VOLUME LEVEL CRITERIA.

         In the event that Equipment installed in any location fails to generate sufficient net sales to reach a level of profitability acceptable to both Company and ACMI, the Equipment may be removed from such location with written notification by either party 30 days prior to removal of any Equipment. The removal of any Equipment by ACMI from any Company location pursuant to this paragraph shall not entitle either party to recovery of any fees, penalties or damages from the other party.

13.      ARBITRATION.

         Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, upon written demand by either party, be submitted to binding arbitration in California, pursuant to the Federal Arbitration Act. Judgment upon any award may be entered in any court of competent jurisdiction, and the prevailing party in such arbitration shall be entitled to recover their reasonable attorneys' fees, in addition to any other damages.

14.      NONDISCLOSURE.

         ACMI and Company each agree to keep the terms and conditions of this Agreement strictly confidential between themselves unless necessary to disclose solely for purposes of enforcing the terms and/or obligations of this Agreement and/or as required by law or taxing authorities. ACMI and the Company shall approve a mutually acceptable press release.

15.      NOTICES.

         Any notice required to be given under the terms of this Agreement must be given by certified or registered mail, return receipt requested, overnight mail or facsimile addressed to the parties as follows:

         If to Company:                Denny's, Inc.
                                       Attn:  Controller
                                       203 East Main Street
                                       Spartanburg, SC  29319

         With a copy to:               Denny's Inc.
                                       Attn:  Legal Department
                                       203 East Main Street
                                       Spartanburg, SC  29319

         If to ACMI:                   American Coin Merchandising, Inc.
                                       Attn:  President
                                       5660 Central Avenue
                                       Boulder, CO  80301

         With a copy to:               Hutchinson Black and Cook, LLC
                                       Attn:  James L. Carpenter, Jr.
                                       1215 Spruce Street, Suite 100
                                       Boulder, CO  80302

The above addresses for giving notice may be changed by either party by giving written notice to the other of the change of place or person, for notice under this paragraph. Whenever notice is given by either party, it will be deemed effective upon the date notice is received.

16.      SEVERABILITY.

         The terms of this Agreement are severable and should any part of this Agreement be adjudicated to be unenforceable or be deemed unenforceable by a court of competent jurisdiction, the remaining portions of this Agreement shall remain in full force and effect, notwithstanding such determination.

17.      INTEGRATION CLAUSE.

         This Agreement supersedes any, every and all other agreements, either oral or in writing, between Company and ACMI. This Agreement contains all of the covenants and agreements between Company and ACMI, except to the extent of any written document which may be executed contemporaneously herewith. Company and ACMI each acknowledge that no representations, inducements, promises or agreements or otherwise have been made by either party hereto, or anyone acting on behalf of any party hereto, which are not embodied herein, and any other alleged agreement, statement, or promise not contained in this Agreement shall not be valid, binding or enforceable. Any modification of this Agreement shall be effective only upon an instrument in writing signed by representatives of both Company and ACMI.

18.      BINDING AGREEMENT.

         The rights, obligations and duties created by this Agreement and each and every one of its terms, conditions and promises shall be binding upon Company's and ACMI's successors in interest, assigns, trustees, conservators, and fiduciaries.

19.      INDEMNITY.

         ACMI shall indemnify and defend Company against any liability to third parties or damage to Company's property arising out of: (i) breach of this Agreement by ACMI, (ii) any alleged defect in the Equipment, including claims arising out of negligent design, construction or installation, and (iii) any act of ACMI, its franchisees, or their respective employees or agents in connection with this Agreement. This indemnity includes any claim by any employee, customer or invitee of Company arising out of the operation and use of ACMI's goods or services. ACMI shall be solely responsible for, and shall indemnify and defend Company against, all claims arising out of injury or death to any employee of ACMI, its agents and franchisees in connection with performance of work under this Agreement, other than claims arising out of (i) breach of this Agreement by Company. or (ii) any act of Company or its employees or agents in connection with this Agreement.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be signed by their duly authorized representatives on the dates specified below.


                                        AMERICAN COIN MERCHANDISING, INC.



                                        By:  /s/ Randall J. Fagundo
                                           ------------------------------------
                                                 Randall J. Fagundo
                                                 President

                                        Date:    5/10/00
                                             ----------------------------------


                                        DENNY'S, INC.



                                        By:  /s/ Andrew F. Green
                                           ------------------------------------
                                        Title:   Senior Vice President
                                              ---------------------------------
                                        Date:    5/12/00
                                             ----------------------------------